Exhibit 10.2

THIS DOCUMENT CONSTITUTES PART OF A
PROSPECTUS COVERING SECURITIES THAT HAVE BEEN
REGISTERED UNDER THE SECURITIES ACT OF 1933

ANIXTER INTERNATIONAL INC. 2017 STOCK INCENTIVE PLAN
20[__] PERFORMANCE UNIT GRANT AGREEMENT

This Grant is made as of the [Date] day of [Month], 20[__] (“Date of Grant”) by Anixter International Inc., a Delaware corporation (the “Company”), to [First Name] [Last Name] (“Participant”) pursuant to the Anixter International Inc. 2017 Stock Incentive Plan (the “Plan”).
Section 1. Grant of Stock Units. On the terms and conditions stated herein and the provisions of the Plan, the Company hereby grants to Participant _____ Performance Units (the “Units”).
Section 2. Vesting and Forfeiture. The Units are subject to a three-year performance period beginning on January 1, 20[__] and ending on December 31, 20[__] (the “Performance Period”). The Performance Period shall consist of three “Performance Cycles”: (a) the first calendar year of the Performance Period (the “First Performance Cycle”); (b) the first two years of the Performance Period (the “Second Performance Cycle”); and (c) the three-year Performance Period (the “Third Performance Cycle”).
(a)    Except as described in (b) and (c) below and in Section 6, the Units shall vest on the third anniversary of the date of grant if Participant remains in continuous employment with the Company or its affiliates through such third anniversary.
(b)    If prior to the third anniversary of the date of grant Participant’s employment with the Company and its affiliates terminates for any reason other than Cause, Participant will vest in one-third of the Units if the employment termination occurs on or after the first anniversary of the date of grant and prior to the second anniversary of the date of grant, or two-thirds of the Units if the employment termination occurs on or after the second anniversary of the date of grant and prior to the third anniversary of the date of grant. The Units that vest shall convert to shares of stock in accordance with Section 3 below. The Units that do not vest in accordance with this Section 2(b) shall be forfeited.
For purposes of this Section 2 “Cause” means (i) Participant’s willful and continued failure to substantially perform Participant’s employment duties in any material respect (other than such failure resulting from physical or mental incapacity), after a written demand for substantial performance is delivered to Participant that specifically identifies the manner in which the Company believes Participant has failed to perform his or her duties, and after Participant has failed to resume substantial performance of Participant’s duties on a continuous basis within 30 days of receiving such demand; (ii) the Committee’s determination, in good faith, that Participant has engaged, during the performance of his or her duties, in significant objective acts or omissions constituting willful misconduct or gross negligence relating to the business of the Company that are demonstrably and materially injurious to the Company or (iii) a plea of guilty or nolo contendere by Participant, or conviction of Participant, for a felony under federal or state law.
(c)    If prior to the third anniversary of the date of grant Participant’s employment with the Company and its affiliates is terminated for Cause, the Units and any distributions thereon shall be forfeited.
Section 3. Adjustment and Conversion of Units.
(a)    The number of Units subject to the Grant that vest in accordance with Section 2(a) above shall be adjusted by the Committee after the end of the Performance Period based on the level

[First Name] [Last Name]
20[__] Performance Unit Grant Agreement

of achievement of the previously established performance goal (the “Performance Goal”) for each Performance Cycle in the Performance Period, as described on Exhibit A attached hereto.
(b)    The number of Units subject to the Grant that vest in accordance with Section 2(b) above shall be adjusted by the Committee following the date of Participant’s termination of employment based on the level of achievement of the Performance Goal for the relevant Performance Cycle set forth in Section 2(b), as described on Exhibit A attached hereto.
(c)    The number of Units adjusted pursuant to (a) or (b) above (rounded to the nearest whole number) shall convert to the same number of shares of stock on the date of such adjustment and shall be distributed to Participant no later than March 15 of the calendar year in which such adjustment occurs, or if later, 30 days following Participant’s termination of employment.
Section 4. Right of Recoupment. The Grant of the Units is expressly made subject to and conditioned on the “Right of Recoupment” provisions in the Plan.
Section 5. Prohibited Transfers. Any sale, hypothecation, encumbrance or other transfer of Units is prohibited unless the same shall have been consented to in advance in writing by the Company (which consent may be withheld in the sole discretion of the Company). Any attempted transfer of Units that does not have the consent of the Company shall be void and of no effect.
Section 6. Change in Control. Upon a Change in Control as defined in the Plan, the Units shall become immediately and fully vested. The Units shall be adjusted by the Committee as follows:
(a)    If the Change in Control occurs prior to the last day of the First Performance Cycle, no Units shall be adjusted.
(b)    If the Change in Control occurs on or after the last day of the First Performance Cycle and prior to the last day of the Second Performance Cycle, one-third of the Units shall be adjusted based on the level of achievement of the Performance Goal through the end of the First Performance Cycle, and the remaining Units shall not be adjusted.
(c)    If the Change in Control occurs on or after the last day of the Second Performance Cycle and prior to the last day of the Performance Period, (i) one third of the Units shall be adjusted based on the level of achievement of the Performance Goal through the end of the First Performance Cycle, (ii) one-third of the Units shall be adjusted based on the level of attainment of the Performance Goal through the end of the Second Performance Cycle, and the remaining Units shall not be adjusted.
(d)    The number of Units adjusted pursuant to (a), (b) or (c) above (rounded to the nearest whole number) shall convert to the same number of shares of stock on the date of such adjustment and shall be distributed to Participant no later than March 15 of the calendar year in which such adjustment occurs, or if later, 30 days following the Change in Control.
Section 7. Withholding Taxes. As a condition to the grant, vesting or conversion of the Units acquired hereunder, the Company shall withhold the number of whole Units required for the satisfaction of any minimum Federal, state or local withholding tax obligations that may arise in connection therewith. The Company in its sole discretion may permit withholding of additional whole Units in satisfaction of additional withholding taxes up to the maximum statutory rate.

[First Name] [Last Name]
20[__] Performance Unit Grant Agreement

Alternatively, the Company may permit Participant to make a cash payment (including via salary reduction) to satisfy the tax withholding obligation described above.
Section 8. Retention of Certificate and Any Distributions. The Treasurer or any Assistant Treasurer shall retain on behalf of Participant, until the Units are converted, all certificates and distributions pertaining to the Units, including dividend equivalents equal in value to the dividends that would have been paid had the Participant been the actual owner of the number of shares of stock converted pursuant to Section 3 or 6 above. Upon conversion and subject to the withholding of the number of Units sufficient for payment of withholding tax, the certificates and all distributions (with or without interest on any cash distributions, as determined from time to time by the Company in its sole discretion) shall be distributed to Participant. In its sole discretion, the Company may reflect the issuance of shares on a non-certificated basis via book-entry in the records of the Company’s transfer agent.
Section 9. Distributions on Participant’s Death. Any distribution made pursuant to Sections 3, 6 or 8 following Participant’s death shall be made to Participant’s executors or administrators or any person or persons who have acquired the right to receive such distributions by Participant’s bequest or inheritance.
Section 10.  Section 409A.  Notwithstanding the provisions of Section 8 above, if at the time of the Participant’s termination of employment for reasons other than death the Participant is a “key employee” as determined in accordance with the procedures set forth in Treas. Reg. §1.409A-1(i), any distribution to the Participant pursuant to this Agreement that is subject to Section 409A of the Internal Revenue Code shall not be made until six months following the Participant’s termination of employment, or if earlier, the Participant’s subsequent death.
Section 11. Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective heirs, executors, administrators, successors, assigns and personal representatives.
Section 12. Specific Performance. In the event of a breach of this Agreement by any party hereto, any other party hereto shall be entitled to secure specific performance of this Agreement in any court of competent jurisdiction.
Section 13. Notices. All notices and other communications required or permitted hereunder will be in writing and will be mailed by first-class mail, postage prepaid, addressed (a) if to the Company at:
2301 Patriot Boulevard
Glenview, Illinois 60026
Attn: General Counsel

or at such address as the Company will have furnished to Participant in writing, or (b) if to Participant at:
then current address in the records of the Company

or at such other address as Participant will have furnished to the Company in writing in accordance with this Section.

[First Name] [Last Name]
20[__] Performance Unit Grant Agreement

All notices and other communications to be given hereunder shall be given in writing. Except as otherwise specifically provided herein, all notices and other communications hereunder shall be deemed to have been given if personally delivered to the party being served, or two business days after mailing thereof by registered mail, return receipt requested, postage prepaid, to the requisite address set forth above (until notice of change thereof is served in the manner provided in this Section).
Section 14. No Right to Employment. Nothing in this Agreement or in the act of granting the Units to Participant shall give Participant any rights to continue to be employed by the Company.
Section 15. Plan Document Governs. The Plan provides a complete description of the terms and conditions governing the Grant. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall govern. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.
IN WITNESS WHEREOF, the Company has caused this Grant to be executed on its behalf by its officer duly authorized to act on behalf of the Company.

ANIXTER INTERNATIONAL INC.
a Delaware corporation

By:

Its:

EXHIBIT A
Anixter International Inc.
Performance Unit Grant Agreement
20[__] Performance Unit Goal

Performance Goal:	The Company’s total shareholder return (“TSR”) relative to the TSR of the S&P MidCap 400® Index (“Relative TSR”).
After the end of the Performance Period (December 31, 20[__]), the number of Units subject to the Grant will be adjusted as follows:
(1) 1/3 of the Units will be adjusted based on the Company’s Relative TSR for the First Performance Cycle (January 1, 20[__]-December 31, 20[__]);
(2) 1/3 of the Units will be adjusted based on the Company’s Relative TSR for the Second Performance Cycle (January 1, 20[__]-December 31, 20[__]); and
(3) 1/3 of the Units will be adjusted based on the Company’s Relative TSR for the Third Performance Cycle (January 1, 20[__]-December 31, 20[__]).
The number of Units subject to each Performance Cycle will be multiplied by the Payout Percentage set forth below, and the aggregate number of adjusted Units will be converted to shares.

TSR Percentile Rank	Payout Percentage
75th Percentile and above	150%
50th Percentile and above, up to 75th Percentile	100%
25th Percentile and above, up to 50th Percentile	50%
Below 25th Percentile	0%

Performance between listed rankings will be adjusted on straight-line interpolation.

In the event of a termination of employment as described in Section 2(b) of the Agreement, Relative TSR will be determined for the relevant Performance Cycle (the First Performance Cycle in the case of a termination occurring on or after the first anniversary of the date of grant and prior to the second anniversary of the date of grant and the Second Performance Cycle in the case of a termination occurring on or after the second anniversary of the date of grant and prior to the third anniversary of the date of grant), and the Units subject to each such relevant Performance Cycle will be adjusted pursuant to the table above. The Units subject to a Performance Cycle not then ended or ended but prior to the immediately following anniversary of the date of grant will be forfeited.

In the event of a Change in Control as described in Section 6 of the Agreement, Relative TSR will be determined for each Performance Cycle ending on or prior to the date of the Change in Control, and the Units subject to each such Performance Cycle will be adjusted pursuant to the table above. The Units subject to an outstanding Performance Cycle will be paid but not adjusted.